Exhibit 99.1

Press Release	BRE PROPERTIES, INC. (NYSE – BRE)

BRE Properties Prices $100 Million of Series C Cumulative Redeemable Preferred Stock

SAN FRANCISCO, Feb. 24 /PRNewswire-FirstCall/ — BRE Properties, Inc., (NYSE: BRE) today announced the pricing of four million shares of 6.75% Series C Cumulative Redeemable Preferred Stock at a public offering price of $25 per share, plus accrued dividends, if any, from March 15, 2004. The offering is expected to close on March 15, 2004.

BRE offered all the shares of Series C Preferred Stock under its existing shelf registration statement filed with the Securities and Exchange Commission. Credit Suisse First Boston and Wachovia Securities acted as joint book running managers, with A.G. Edwards & Sons, Inc. and McDonald Investments Inc. acting as co-managers. Copies of the prospectus supplement can be obtained from: Credit Suisse First Boston, Prospectus Department, Eleven Madison Avenue, Level 1B, New York, NY 10010.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About BRE Properties

BRE Properties — a real estate investment trust — acquires, develops and manages apartment communities convenient to its customers’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. At December 31, 2003, BRE directly owned and operated 80 apartment communities totaling 22,981 units in California, Arizona, Washington, Utah and Colorado. The company also had seven other apartment communities in various stages of development and construction, totaling 1,388 units, and joint venture interests in two additional apartment communities, totaling 488 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements including the expected closing date of the offering, and is based on the company’s current expectations and judgment. Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which BRE operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K.